SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                              BULL RUN CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    120182100
                     --------------------------------------
                                 (CUSIP Number)



                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_| Rule 13d-1(b)

                  |X| Rule 13d-1(c)

                  |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

NY2:\1124680\03\_3T403!.DOC\47660.0249

                               Page 1 of 13 Pages
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            CUSIP No. 120182100                                  13G                                   Page 2 of 13 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               GE Capital Equity Investments, Inc.
               06-1268495
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-------------- --------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                         0
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                        1,645,000
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                          0
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                         1,645,000
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,645,000
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                         [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               4.6%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               CO
-------------- --------------------------------------------------------------------------------------------------------------------

                               Page 2 of 13 Pages
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            CUSIP No. 120182100                                  13G                                   Page 3 of 13 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               General Electric Capital Corporation
               13-1500700
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-------------- --------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                         0
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                        1,645,000
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                          0
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                         1,645,000
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,645,000
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                    [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               4.6%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               CO
-------------- --------------------------------------------------------------------------------------------------------------------


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            CUSIP No. 120182100                                  13G                                   Page 4 of 13 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  General Electric Capital Services, Inc.
                  06-1109503
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
-------------- --------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            Disclaimed (see 9 below)
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           Disclaimed (see 9 below)
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             Disclaimed (see 9 below)
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            Disclaimed (see 9 below)
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  Beneficial ownership of all shares is disclaimed by General Electric Capital Services, Inc.
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                    [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  Not applicable (see 9 above)
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------

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            CUSIP No. 120182100                                  13G                                   Page 5 of 13 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  General Electric Company
                  14-0689340
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York
-------------- --------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            Disclaimed (see 9 below)
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           Disclaimed (see 9 below)
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             Disclaimed (see 9 below)
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            Disclaimed (see 9 below)
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  Beneficial ownership of all shares is disclaimed by General Electric Company.
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                         [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  Not applicable (see 9 above)
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------


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            CUSIP No. 120182100                                  13G                                   Page 6 of 13 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  NBC Sports Ventures, Inc.
                  13-3102615
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
-------------- --------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            1,608,251
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           0
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             1,608,251
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            0
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,608,251
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                         [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 4.5%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                 CO
-------------- --------------------------------------------------------------------------------------------------------------------

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            CUSIP No. 120182100                                  13G                                   Page 7 of 13 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  National Broadcasting Company, Inc.
                  14-1682529
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
-------------- --------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            Disclaimed (see 9 below)
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           Disclaimed (see 9 below)
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             Disclaimed (see 9 below)
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            Disclaimed (see 9 below)
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  Beneficial ownership of all shares is disclaimed by National Broadcasting Company, Inc.
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                         [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  Not applicable (see 9 above)
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------

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            CUSIP No. 120182100                                  13G                                   Page 8 of 13 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  National Broadcasting Company Holding, Inc.
                  13-3448662
-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
-------------- --------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                            Disclaimed (see 9 below)
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           Disclaimed (see 9 below)
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                             Disclaimed (see 9 below)
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                            Disclaimed (see 9 below)
-------------- --------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  Beneficial ownership of all shares is disclaimed by National Broadcasting Company Holding, Inc.
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                    [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  Not applicable (see 9 above)
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                  CO
-------------- --------------------------------------------------------------------------------------------------------------------


                               Page 8 of 13 Pages
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Item 1.  Name of Issuer and Address of Issuer's Principal Executive Offices:

         (a) and (b) This statement relates to the Common Stock, $.01 par value per share (the "Common Stock"), of Bull Run Corporation, a Georgia corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.

Item 2.  Person Filing:

         (a)-(c)  This statement is being filed by:

                  GE Capital Equity Investments, Inc., a Delaware corporation ("GECEI");
                  General Electric Capital Corporation, a Delaware corporation ("GE Capital");
                  General Electric Capital Services, Inc., a Delaware corporation ("GECS");
                  General Electric Company, a New York corporation ("GE");
                  NBC Sports Ventures, Inc., a Delaware corporation ("NBCS"); National Broadcasting Company, Inc., a Delaware corporation ("NBC"); and
                  National Broadcasting Company Holding, Inc., a Delaware corporation ("NBCH").

         The agreement among each of GECEI, GE Capital, GECS, GE, NBCS, NBC and NBCH that this statement be filed on behalf of each of them is attached hereto as Exhibit A. GECEI is a subsidiary of GE Capital, GE Capital is a subsidiary of GECS, and GECS is a subsidiary of GE. NBCS is a subsidiary of NBC, NBC is a subsidiary of NBCH, and NBCH is a subsidiary of GE. GECEI's principal business office is located at 120 Long Ridge Road, Stamford, Connecticut 06927. GE Capital's and GECS' principal business office are located at 260 Long Ridge Road, Stamford, Connecticut 06927. GE's principal business office is located at 3135 Easton Turnpike, Fairfield, Connecticut 06431. NBCS', NBC's and NBCH's principal business office are located at 30 Rockefeller Plaza, New York, New York 10112.

         GECEI, GE Capital, GECS, NBCS, NBC, NBCH and GE are referred to herein collectively as the "Reporting Persons".

         (d)-(e) This statement relates to the Common Stock of the Issuer, $.01 par value per share. The CUSIP No. for such shares is 120182100.

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (a)   [ ]   Broker or dealer registered under Section 15 of the
                     Exchange Act

         (b)   [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act

         (c)   [ ]   Insurance company as defined in Section 3(a)(19) of the
                     Exchange Act

         (d)   [ ]   Investment company registered under Section 8 of the
                     Investment Company Act of 1940

         (e)   [ ]   An investment adviser in accordance with Rule
                     13d-1(b)(1)(ii)(E)

         (f)   [ ]   An employee benefit plan or endowment fund in accordance
                     with Rule 13d-1(b)(1)(ii)(F)

         (g)   [ ]   A parent holding company or control person in accordance
                     with Rule 13d-1(b)(1)(ii)(G)

         (h)   [ ]   A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act

         (i)   [ ]   A church plan that is excluded from the definition of an
                     investment company under Section 3(c)(14) of the Investment
                     Company Act



                               Page 9 of 13 Pages

         (j)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

         If this statement is filed pursuant to Rule 13d-1(c), check this box.
[X]

Item 4.  Ownership.

         (a) The responses of the Reporting Persons to Row (9) of the cover pages of this statement on Schedule 13G are incorporated herein by reference.

         (b) The responses of the Reporting Persons to Row (11) of the cover pages of this statement on Schedule 13G are incorporated herein by reference. As of December 31, 2001, GECEI, GE Capital, and NBCS beneficially owned in the aggregate 3,253,251 shares of Common Stock, representing approximately 9.0% of the Common Stock (based on the number of shares outstanding as of October 31, 2001 (36,024,126 shares), as reported in the Issuer's Form 10-Q for the quarterly period ended September 30, 2001), determined in accordance with Rule 13d-3(d)(1).

         (c) The responses of the Reporting Persons to Rows (5) through (8) of the cover pages of this statement on Schedule 13G are incorporated herein by reference.

         Each of GECS, GE, NBC and NBCH hereby expressly disclaims beneficial ownership of the shares of Common Stock owned by GECEI and NBCS. GE Capital and GECEI disclaim beneficial ownership of the shares of Common Stock owned by NBCS, which disclaims beneficial ownership of the shares of Common Stock owned by GECEI.

Item 5.  Ownership of Five Percent or Less of a Class.

         N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the Group.

         N/A

Item 9.  Notice of Dissolution of Group.

         N/A

Item 10.  Certification.

         (a)   N/A

         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 10 of 13 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2002

                       GE CAPITAL EQUITY INVESTMENTS, INC.



                       By:        Jonathan K. Sprole
                          ----------------------------------------------------
                           Name:  Jonathan K. Sprole
                           Title: Managing Director and General Counsel


                       GENERAL ELECTRIC CAPITAL CORPORATION



                       By:        Jonathan K. Sprole
                          ----------------------------------------------------
                           Name:  Jonathan K. Sprole
                           Title: Dept. Operations Manager


                       GENERAL ELECTRIC CAPITAL SERVICES, INC.



                       By:        Jonathan K. Sprole                        *
                          ---------------------------------------------------
                           Name:  Jonathan K. Sprole
                           Title: Attorney-in-fact*


                       GENERAL ELECTRIC COMPANY



                       By:        Jonathan K. Sprole                         *
                          ----------------------------------------------------
                           Name:  Jonathan K. Sprole
                           Title: Attorney-in-fact*

* Power of Attorney appointing Jonathan K. Sprole as agent and attorney-in-fact for General Electric Capital Services, Inc. and General Electric Company, dated February 22, 2000, is hereby incorporated by reference to initial Schedule 13D for i3 Mobile, Inc., dated February 12, 2001, filed by GE Capital Equity Investments, Inc.


                              Page 11 of 13 Pages

            NBC SPORTS VENTURES, INC.



            By:        Elizabeth A. Newell
               ---------------------------------------------------------
                Name:  Elizabeth A. Newell
                Title: Assistant Secretary


            NATIONAL BROADCASTING COMPANY, INC.



            By:        Elizabeth A. Newell
               ---------------------------------------------------------
                Name:  Elizabeth A. Newell
                Title: Assistant Secretary


            NATIONAL BROADCASTING COMPANY HOLDING, INC.



            By:        Elizabeth A. Newell
               ---------------------------------------------------------
                Name:  Elizabeth A. Newell
                Title: Assistant Secretary







                              Page 12 of 13 Pages

                                  EXHIBIT INDEX



Exhibit                                 Description
-------                                 -----------

   A Joint Filing Agreement, dated February 15, 2000, among GECEI, GE Capital, GECS, GE, NBCS, NBC and NBCH to file joint statement on Schedule 13G
                    (incorporated by reference to initial Schedule 13D, dated February 15, 2000).















                              Page 13 of 13 Pages